Exhibit 99.1

YETI Reports Fourth Quarter and Fiscal Year 2018 Financial Results

Fourth Quarter Net Sales Increased 19%

Fourth Quarter Gross Margin Expanded 690 Basis Points

Fourth Quarter Net Income Grew 533%; Adjusted Net Income Increased 379%

Debt Repayments Totaled $152 Million During Fiscal 2018

Austin, Texas, February 14, 2019 – YETI Holdings, Inc. (“YETI” or the “Company”) (NYSE: YETI) today announced its financial results for the fourth quarter and fiscal year ended December 29, 2018.

Fourth Quarter Fiscal 2018 Highlights as Compared to Fourth Quarter Fiscal 2017

•	Net sales increased 19% to $241.2 million
•	Gross margin improved 690 basis points to 53.0%
•	Net income increased 533% to $25.2 million, or $0.30 per diluted share
•	Adjusted Net Income grew 379% to $32.0 million, or $0.38 per diluted share
•	Adjusted EBITDA increased 58% to $52.2 million

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer of YETI Holdings, Inc., commented, “We finished 2018 with significant momentum in our business as we delivered full year results well above our original outlook and solidly at the high end of the revised outlook.  We are extremely pleased with the strength in our business as our brand and products continue to resonate with consumers across all markets.  We look forward to building on that momentum throughout 2019 as we continue to expand our customer base, drive product innovation, grow our direct-to-consumer business, and expand internationally.”

For the Three Months (Thirteen Weeks) Ended December 29, 2018

Net sales increased 19% to $241.2 million compared with $202.1 million during the same period last year.

Direct-to-consumer (“DTC”) channel net sales increased 45% to $110.5 million compared to $76.0 million in the prior year quarter with strong performance in both product categories, particularly Drinkware.

Wholesale channel net sales increased 4% to $130.7 million compared to $126.1 million in the prior year quarter primarily driven by Coolers & Equipment.

Drinkware net sales increased 24% to $143.5 million compared to $115.9 million during the same period last year, primarily driven by the expansion of our Drinkware product offerings, new Drinkware accessories, and the introduction of new Drinkware colorways during Fiscal 2018.

Coolers & Equipment net sales increased 10% to $91.2 million compared to $83.0 million during the same period last year, primarily driven by the expansion of our hard cooler and soft cooler products, as well as the introduction of several new bags and outdoor living products during Fiscal 2018.

Gross profit increased 37% to $127.8 million, or 53.0% of net sales, compared to $93.1 million, or 46.1% of net sales, in the prior year quarter. The 690 basis point increase was primarily driven by cost improvements across our product portfolio, the non-recurrence of inventory reserves taken last year, and an increased mix of DTC channel net sales. These were partially offset by price reductions taken earlier in 2018 on select hard and soft coolers in anticipation of new product introductions as well as higher tariffs.

Selling, General, and Administrative (“SG&A”) expenses increased to $90.2 million, or 37.4% of net sales, compared to $69.3 million, or 34.3% of net sales, in the prior year quarter. As a percentage of net sales, SG&A expenses increased 310 basis points. Approximately 180 basis points of the increase was attributable to higher costs associated with our transition to becoming a public company and a non-cash asset impairment charge.  The remaining balance of the increase was primarily due to increased performance marketing and employee expenses to support the growth of our business partially offset by other SG&A cost savings.

Operating income increased 58% to $37.6 million, or 380 basis points to 15.6% of net sales, compared to $23.9 million, or 11.8% of net sales, during the same period last year.

Adjusted Operating Income increased 63% to $45.9 million, or 510 basis points to 19.0% of net sales, compared to $28.1 million, or 13.9% of net sales, during the same period last year.

Net income increased 533% to $25.2 million, or $0.30 per diluted share, compared to net income of $4.0 million, or $0.05 per diluted share, in the prior year quarter.

Adjusted Net Income increased 379% to $32.0 million, or $0.38 per diluted share, compared to Adjusted Net Income of $6.7 million, or $0.08 per diluted share, in the prior year quarter.

Adjusted EBITDA increased 58% to $52.2 million from $33.1 million during the same period last year.

For the Twelve Months (Fifty-Two Weeks) Ended December 29, 2018

Net sales increased 22% to $778.8 million compared with $639.2 million during the same period last year.

DTC channel net sales increased 48% to $287.4 million compared to $194.4 million during the same period last year. Wholesale channel net sales increased 10%, to $491.4 million compared to $444.9 million in the prior fiscal year.

Drinkware net sales increased by 37% to $424.2 million compared to $310.3 million during the same period last year. Coolers & Equipment net sales increased by 6%, to $331.2 million compared to $312.2 million during the same period last year.

Operating income increased 60% to $102.2 million, or 13.1% of net sales, compared to $64.0 million, or 10.0% of net sales, in the prior fiscal year. The 310 basis point improvement was driven by gross margin expansion.

Adjusted Operating Income increased 63% to $124.2 million, or 15.9% of net sales, compared to $76.0 million, or 11.9% of net sales, in the prior fiscal year. The 400 basis point improvement was driven by gross margin expansion coupled with expense leverage.

Net income increased 275% to $57.8 million, or $0.69 per diluted share, compared to net income of $15.4 million, or $0.19 per diluted share, during the same period last year. This reflects an unusually low effective tax rate of 17% for Fiscal 2018, which was primarily driven by a significant tax benefit from the exercise of stock options in connection with our initial public offering (“IPO”) and the reduction of the U.S federal income tax rate in 2018 as a result of the U.S. Tax Cuts and Jobs Act.

Adjusted Net Income increased 227% to $75.7 million, or $0.91 per diluted share, compared to Adjusted Net Income of $23.1 million, or $0.28 per diluted share, during the same period last year. As mentioned above, this reflects an unusually low effective tax rate of 17% for Fiscal 2018, which was primarily driven by the significant tax benefit from the exercise of stock options in connection with our IPO, and the reduction of the U.S. federal income tax rate in 2018.

Adjusted EBITDA increased 53% to $149.0 million from $97.5 million during the same period last year.

Balance Sheet and Cash Flow Highlights

Inventory was $145.4 million at the end of Fiscal 2018 compared to $175.1 million at the end of Fiscal 2017, which represents a 17% decline. This reduction was driven by improved demand forecasting, better inventory control across all product categories, and sales above plan.

Total debt, excluding unamortized deferred financing fees, was $332.9 million at the end of Fiscal 2018 and our ratio of total net debt, which is total debt less cash of $80.1 million, to Adjusted EBITDA for the trailing twelve months was 1.7 times at the end of Fiscal 2018 compared to 4.4 times at the end of the prior fiscal year. During the fourth quarter of Fiscal 2018, we voluntarily paid down in full the $47.6 million outstanding balance of Term Loan B and made voluntary and mandatory payments of $2.4 million and $11.1 million, respectively, to Term Loan A using the net proceeds from our IPO plus additional cash on hand.

Cash flow provided by operating activities was $57.2 million and capital expenditures were $7.5 million for fourth quarter Fiscal 2018. For Fiscal 2018, cash flow provided by operating activities was $176.1 million and capital expenditures were $20.9 million.

For Fiscal 2019 the Company’s Outlook is as follows:

•	Net sales to increase between 11.5% and 13% compared to Fiscal 2018 with growth across both channels led by the DTC channel;
•	Operating income as a percentage of net sales between 13.9% and 14.4%, reflecting margin expansion of 80 to 130 basis points, primarily driven by higher gross margin;
•	Adjusted Operating Income as a percentage of net sales between 15.9% and 16.3%, reflecting margin expansion of flat to 40 basis points, primarily driven by higher gross margin;
•	An effective tax rate at a more normalized level of approximately 24.5%;
•

Net income per diluted share between $0.84 and $0.89, reflecting 22% and 29% growth; assuming a normalized tax rate of 24.5% in 2018, earnings growth would be between 34% and 42% (the effective tax rate for 2018 was 17%);

•

Adjusted Net Income per diluted share between $0.99 and $1.04, reflecting 10% to 15% growth; assuming a normalized tax rate of 24.5% in 2018, adjusted earnings growth would be between 18% and 24% (the effective tax rate for 2018 was 17%);

•	Diluted weighted average shares outstanding of 86 million;
•	Adjusted EBITDA between $169.0 million and $174.3 million, reflecting 13% to 17% growth;
•	Capital expenditures between $35 million and $40 million; and

•	Debt repayments of approximately $80 million and a ratio of net debt to Adjusted EBITDA of approximately 1.0 times at the end of Fiscal 2019 compared to 1.7 times at the end of Fiscal 2018.

Conference Call Details

A conference call to discuss the fourth quarter and full year Fiscal 2018 financial results is scheduled for today, February 14, 2019, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13686383. The replay will be available until March 7, 2019. A copy of this press release will be furnished to the Securities and Exchange Commission on a Current Report on Form 8-K, and will be posted to our investor relations web site, prior to the conference call.

About YETI Holdings, Inc.

YETI is a designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products to a wide-ranging customer base. Our brand promise is to ensure each YETI product delivers exceptional performance and durability in any environment, whether in the remote wilderness, at the beach, or anywhere else life takes you. We bring our products to market through a diverse and powerful omni-channel strategy, comprised of our select group of national and independent retail partners and our DTC channel. By consistently delivering high-performing products, we have built a following of engaged brand loyalists throughout the United States, Canada, Australia, and elsewhere, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. Our relationship with customers continues to thrive and deepen as a result of our innovative new product introductions, expansion and enhancement of existing product families, and multifaceted branding activities.

Non-GAAP Financial Information

This press release includes financial measures that are not defined by GAAP, including Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per diluted share, and Adjusted EBITDA. We define Adjusted Operating Income and Adjusted Net Income as operating income and net income, respectively, adjusted for non-cash stock-based compensation expense, asset impairment charges, investments in new retail locations and international market expansion, transition to Cortec Group Fund V, L.P. and its affiliates (“Cortec”) majority ownership, transition to the ongoing senior management team, and transition to a public company, and, in the case of Adjusted Net Income, also adjusted for accelerated amortization of deferred financing fees and the loss from early extinguishment of debt resulting from early prepayments of debt, and the tax impact of all adjustments. Adjusted Net Income per share is calculated using Adjusted Net Income, as defined above, and diluted weighted average shares outstanding. We define Adjusted EBITDA as net income before interest expense, net, provision (benefit) for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; asset impairment charges; accelerated amortization of deferred financing fees and loss from early extinguishment of debt resulting from the early prepayment of debt; investments in new retail locations and international market expansion; transition to Cortec majority ownership; transition to the ongoing senior management team; and transition to a public company. The expenses incurred related to these transitional events include: management fees and contingent consideration related to the transition to Cortec majority ownership; severance, recruiting, and relocation costs related to the transition to our ongoing senior management team; consulting fees, recruiting fees, salaries and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, and incremental audit and legal fees in connection with our transition to a public company. All of these transitional costs are reported in selling, general, and administrative (“SG&A”) expenses.

Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per diluted share, and Adjusted EBITDA are not defined by GAAP and may not be comparable to similarly titled measures reported by other entities. We use these non-GAAP measures, along with GAAP measures, as a measure of profitability. These measures help us compare our performance to other companies by removing the impact of our capital structure; the effect of operating in different tax jurisdictions; the impact of our asset base, which can vary depending on the book value of assets and methods used to compute depreciation and amortization; the effect of non-cash stock-based compensation expense, which can vary based on plan design, share price, share price volatility, and the expected lives of equity instruments granted; as well as certain expenses related to what we believe are events of a transitional nature. We also disclose Adjusted Operating Income, Adjusted Net Income, and Adjusted EBITDA as a percentage of net sales to provide a measure of relative profitability.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted Operating Income, Adjusted Net Income, and Adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense, the effect of asset impairments, the effect of investments in new retail locations and international market expansion, and the impact of certain expenses related to transitional events that are settled in cash. Because of these limitations, we rely primarily on our GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted Operating Income, Adjusted Net Income, and Adjusted EBITDA. Our presentation of these non-GAAP measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Forward-looking statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” ‘‘predict,’’ “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our growth plans and expectations and our expectations for annual growth, including those set forth in the quote from the Company’s President and CEO, and the Fiscal 2019 financial outlook provided herein. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; our ability to successfully design and develop new products; our ability to effectively manage our growth; our ability to expand into additional consumer markets, and our success in doing so; the success of our international expansion plans; our ability to compete effectively in the outdoor and recreation market and protect our brand; problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; our ability to accurately forecast demand for our products and our results of operations; our relationships with our independent retail partners, who account for a significant portion of our sales; the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; the impact of our indebtedness on our ability to invest in the ongoing needs of our business; and other risks and uncertainties listed in YETI’s filings with the United States Securities and Exchange Commission (the “SEC”), including under Item 1A. Risk Factors and elsewhere in YETI’s quarterly report on Form 10-Q for the quarter ended September 29, 2018 filed with the SEC on December 6, 2018, as such risk factors may be amended, supplemented or superseded from time to time by other reports the Company files with the SEC. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:

Tom Shaw, 512-271-6332

Investor.relations@yeti.com

Media Contact:

Alecia Pulman, 203-682-8224

alecia.pulman@icrinc.com

Brittany Fraser, 646-277-1231

brittany.fraser@icrinc.com

* * * * *

YETI Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
Net sales	$241,179	$202,099	$778,833	$639,239
Cost of goods sold	113,351	108,976	395,705	344,638
Gross profit	127,828	93,123	383,128	294,601
Selling, general, and administrative expenses	90,226	69,253	280,972	230,634
Operating income	37,602	23,870	102,156	63,967
Interest expense	(6,806)	(8,646)	(31,280)	(32,607)
Other (expense) income	(936)	(562)	(1,261)	699
Income before income taxes	29,860	14,662	69,615	32,059
Income tax expense	(4,691)	(10,688)	(11,852)	(16,658)
Net income	$25,169	$3,974	$57,763	$15,401

Net income per share
Basic	$0.30	$0.05	$0.71	$0.19
Diluted	$0.30	$0.05	$0.69	$0.19

Weighted average common shares outstanding
Basic	83,392	81,535	81,777	81,479
Diluted	85,237	82,841	83,519	82,972

YETI Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	December 29,	December 30,
	2018	2017
ASSETS
Current assets
Cash	$80,051	$53,650
Accounts receivable, net	59,328	67,152
Inventory	145,423	175,098
Prepaid expenses and other current assets	12,211	7,134
Total current assets	297,013	303,034
Property and equipment, net	74,097	73,783
Goodwill	54,293	54,293
Intangible assets, net	80,019	74,302
Deferred income taxes	7,777	10,004
Deferred charges and other assets	1,014	1,011
Total assets	$514,213	$516,427
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$68,737	$40,342
Accrued expenses and other current liabilities	53,022	45,862
Taxes payable	6,390	12,280
Accrued payroll and related costs	15,551	6,364
Current maturities of long‑term debt	43,638	47,050
Total current liabilities	187,338	151,898
Long-term debt, net of current portion	284,376	428,632
Other liabilities	13,528	12,128
Total liabilities	485,242	592,658
Commitments and contingencies
Equity
Common stock, par value $0.01; 400,000 shares authorized; 84,196 and 81,535 shares outstanding at December 29, 2018 and December 30, 2017, respectively	842	815
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—
Additional paid‑in capital	268,327	219,095
Accumulated deficit	(240,104)	(296,184)
Accumulated other comprehensive (loss) income	(94)	43
Total stockholders’ equity (deficit)	28,971	(76,231)
Total liabilities and stockholders’ equity	$514,213	$516,427

YETI Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands, except per share amounts)

	Fiscal Year Ended
	December 29,	December 30,
	2018	2017
Cash Flows from Operating Activities:
Net income	$57,763	$15,401
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24,777	20,769
Amortization of deferred financing fees	3,425	2,950
Stock‑based compensation	13,247	13,393
Deferred income taxes	2,226	8,500
Impairment of long‑lived assets	2,209	—
Loss on early extinguishment of debt	694	—
Changes in operating assets and liabilities:
Accounts receivable, net	7,675	(29,909)
Inventory	29,583	71,040
Other current assets	(5,089)	17,915
Accounts payable and accrued expenses	43,740	27,992
Taxes payable	(5,876)	(12,805)
Other	1,694	12,505
Net cash provided by operating activities	176,068	147,751
Cash Flows from Investing Activities:
Purchases of property and equipment	(20,860)	(42,197)
Purchases of intangibles, net	(11,027)	4,926
Changes in notes receivables	—	1,416
Cash paid to Rambler On for acquisition	—	(2,867)
Proceeds from sale of long‑lived assets	165	—
Net cash used in investing activities	(31,722)	(38,722)
Cash Flows from Financing Activities:
Changes in revolving line of credit	—	(20,000)
Repayments of long‑term debt	(151,788)	(45,550)
Payments of deferred financing fees	—	(1,957)
Cash paid for repurchase of common stock	(1,967)	—
Proceeds from employee stock transactions	262	99
Taxes paid in connection with exercise of stock options	(57)	(2,018)
Dividends	(2,523)	(2,811)
Proceeds from issuance of common stock, net of offering costs	38,083	—
Net cash used in financing activities	(117,990)	(72,237)
Noncash Investing Activities:
Changes related to acquisition of Rambler On	—	(4,432)
Total noncash investing activities	—	(4,432)
Effect of exchange rate changes on cash	45	(1)
Net increase in cash	26,401	32,359
Cash, beginning of period	53,650	21,291
Cash, end of period	$80,051	$53,650

YETI Holdings, Inc.

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
Operating income	$37,602	$23,870	$102,156	$63,967
Adjustments:
Non‑cash stock‑based compensation expense(1)	3,216	4,207	13,247	13,393
Long-lived asset impairment(1)	1,236	—	1,236	—
Investments in new retail locations and international market expansion(1)(2)	503	—	795	—
Transition to Cortec majority ownership(1)(3)	—	—	750	750
Transition to the ongoing senior management team(1)(4)	128	—	1,822	90
Transition to a public company(1)(5)	3,194	31	4,197	(2,197)
Adjusted Operating Income	$45,879	$28,108	$124,203	$76,003

Net income	$25,169	$3,974	$57,763	$15,401
Adjustments:
Non‑cash stock‑based compensation expense(1)	3,216	4,207	13,247	13,393
Long-lived asset impairment(1)	1,236	—	1,236	—
Loss from early extinguishment of debt and accelerated amortization of deferred financing fees(6)	716	—	1,330	—
Investments in new retail locations and international market expansion(1)(2)	503	—	795	—
Transition to Cortec majority ownership(1)(3)	—	—	750	750
Transition to the ongoing senior management team(1)(4)	128	—	1,822	90
Transition to a public company(1)(5)	3,194	31	4,197	(2,197)
Tax impact of adjusting items(7)	(2,113)	(1,517)	(5,450)	(4,311)
Adjusted Net Income	$32,049	$6,695	$75,690	$23,126

Net income	$25,169	$3,974	$57,763	$15,401
Adjustments:
Interest expense	6,806	8,646	31,280	32,607
Income tax expense	4,691	10,688	11,852	16,658
Depreciation and amortization expense(8)	6,559	5,598	24,777	20,769
Non‑cash stock‑based compensation expense(1)	3,216	4,207	13,247	13,393
Long-lived asset impairment(1)	1,236	—	1,236	—
Loss from early extinguishment of debt and accelerated amortization of deferred financing fees(6)	716	—	1,330	—
Investments in new retail locations and international market expansion(1)(2)	503	—	795	—
Transition to Cortec majority ownership(1)(3)	—	—	750	750
Transition to the ongoing senior management team(1)(4)	128	—	1,822	90
Transition to a public company(1)(5)	3,194	31	4,197	(2,197)
Adjusted EBITDA	$52,218	$33,144	$149,049	$97,471

Net sales	$241,179	$202,099	$778,833	$639,239
Net income as a % of net sales	10.4%	2.0%	7.4%	2.4%
Adjusted Operating Income as a % of net sales	19.0%	13.9%	15.9%	11.9%
Adjusted Net Income as a % of net sales	13.3%	3.3%	9.7%	3.6%
Adjusted EBITDA as a % of net sales	21.7%	16.4%	19.1%	15.2%

Net income per diluted share	0.30	0.05	0.69	0.19

Adjusted Net Income per diluted share	0.38	0.08	0.91	0.28
Weighted average common shares outstanding - diluted	85,237	82,841	83,519	82,972

_________________________

(1)	These costs are reported in SG&A expenses.
(2)	Represents retail store pre-opening expenses and costs for expansion into new international markets.
(3)	Represents management service fees paid to Cortec, our majority stockholder. The management services agreement with Cortec was terminated immediately following the completion of our IPO.
(4)	Represents severance, recruiting, and relocation costs related to the transition to our ongoing senior management team.
(5)

Represents fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, and incremental audit and legal fees associated with being a public company. The 2017 activity primarily consists of the reversal of a previously recognized consulting fee that was contingent upon the completion of our IPO attempt during 2016.

(6)

Represents the loss on extinguishment of debt and accelerated amortization of deferred financing fees resulting from the voluntary paydown and prepayments of the term loans under our Credit Facility. During the fourth quarter of Fiscal 2018, we voluntarily paid down in full the $47.6 million outstanding balance of Term Loan B and made a voluntary prepayment of $2.4 million to Term Loan A. During the third quarter of Fiscal 2018, we made a voluntary prepayment of $30.1 million to Term Loan B. As a result of the voluntary paydown of Term Loan B prior to maturity of May 19, 2022, we recorded a loss from extinguishment of debt of $0.7 million relating to the write-off of unamortized financing fees associated with Term Loan B.

(7)	Represents the tax impact of adjustments calculated at an expected statutory tax rate of 23.3% for Fiscal 2018.
(8)	Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.

YETI Holdings, Inc.

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands except per share amounts)

	Fiscal 2019 Outlook
	Low	High
Operating income	$121,102	$126,402
Adjustments:
Non‑cash stock‑based compensation expense(1)	11,860	11,860
Investments in new retail locations and international market expansion(1)(2)	1,084	1,084
Transition to a public company(1)(3)	4,074	4,074
Adjusted Operating Income	$138,120	$143,420

Net income	$72,474	$76,476
Adjustments:
Non‑cash stock‑based compensation expense(1)	11,860	11,860
Investments in new retail locations and international market expansion(1)(2)	1,084	1,084
Transition to a public company(1)(3)	4,074	4,074
Tax impact of adjusting items(4)	(4,167)	(4,167)
Adjusted Net Income	$85,325	$89,327

Net income	$72,474	$76,476
Adjustments:
Interest expense	25,124	25,124
Income tax expense	23,504	24,802
Depreciation and amortization expense(5)	30,900	30,900
Non‑cash stock‑based compensation expense(1)	11,860	11,860
Investments in new retail locations and international market expansion(1)(2)	1,084	1,084
Transition to a public company(1)(3)	4,074	4,074
Adjusted EBITDA	$169,020	$174,320

Net sales	$868,399	$880,082
Operating income as a % of net sales	13.9%	14.4%
Adjusted Operating Income as a % of net sales	15.9%	16.3%

Net income per diluted share	$0.84	$0.89
Adjusted Net Income per diluted share	$0.99	$1.04
Weighted average common shares outstanding - diluted	85,795	85,795

_________________________

(1)	These costs are reported in SG&A expenses.
(2)	Represents retail store pre-opening expenses and costs for expansion into new international markets.
(3)

Represents fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, and incremental audit and legal fees associated with being a public company.

(4)	Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5%.
(5)	These costs are reported in SG&A expenses and cost of goods sold.